Exhibit 99.2

News Release                                                 [AT&T Logo Omitted]

For Release Thursday, December 11, 2003


             AT&T CHAIRMAN OUTLINES AGGRESSIVE COMPETITIVE STRATEGY
                               AT CSFB CONFERENCE

     AT&T Will Use Scale, Improved Cost Position And Technology Investments
               To "Bend The Top-Line Curve" In Business Services;
   Company On Track With Bundled Consumer Offer in 35 States By Year-End 2003


FOR RELEASE THURSDAY, DECEMBER 11, 2003
         NEW YORK - In remarks today at the Credit Suisse First Boston Media and Telecom Week conference here, AT&T Chairman and CEO David W. Dorman outlined the company's strategy for competing aggressively in business and consumer services, saying that AT&T (NYSE: T) was "focused on creating long-term value for our shareholders and on bending the top-line curve in AT&T Business" as a "top priority." He also noted that the company, with approximately 40 million customers in its consumer business, was on track with its plan to expand bundled local and long-distance services to a total of 35 states by year-end 2003, including Missouri, Kansas and Oklahoma, which were announced today.

         Discussing the telecom industry's "profound transformation," Dorman said: "Customers need partners capable of transitioning to complex new platforms and architectures while maintaining ongoing reliability and security of mission-critical applications. It's like rebuilding an airplane in flight and AT&T is best positioned as provider of choice in this new environment." Noting that AT&T has approximately 4 million business customers, Dorman said that AT&T had made significant progress in lowering its cost structure to be more competitive and that, with its scale, financial strength and industry leading brand, customer base and product portfolio, "AT&T is operating from a position of strength."

         "With AT&T's scale advantage, there is no reason we should lose on price and we intend to be very competitive going forward," said Dorman. While noting competitive pricing pressures would have a near-term negative effect on AT&T Business Services revenue -- which is expected to decline at approximately 6 percent for the full-year 2003 - Dorman said that prior cost-cutting initiatives and the continued strong performance of AT&T Consumer Services sales of all-distance bundles should help AT&T exceed consolidated margin guidance for 2003.

         "Business customers are responding well to an aggressive new pricing strategy that we introduced in November and we expect progressive improvement in Business Services as we move through 2004. We look forward to an improved economic and industry environment in which AT&T is well positioned to benefit," said Dorman.

         Commenting on AT&T Consumer Services, Dorman said: "Bundled local and long distance offerings are the future, and have proven to be a terrific growth business for AT&T. With our entry into Southern California, Missouri, Kansas and Oklahoma, we're now in 24 states, representing 61 million households, and we are currently testing in 11 states - meeting our goal of testing or actively marketing bundled services to consumers in 35 states by year-end 2003.

         "We continue to take a targeted approach to attract and retain high-value customers to our bundled services offerings, allowing us to drive profitability in this area of our business. We'll lead with our One Rate USA offer of unlimited local and long distance, which has proved very popular with customers and, as we expand our footprint, we're seeing greater efficiencies which are lowering the cost of entering new markets and reducing the scale required to justify investment in new states. We are building the critical mass needed to ensure local market competition for the long-term," said Dorman.

         At the CSFB Conference, Dorman also commented on the company's Voice over Internet Protocol (VoIP) strategy for businesses and consumers, which was detailed in a separate press release issued earlier today.

         "Migrating customers to the future will require vast resources and skills," said Dorman. "Convergence is creating an increasingly complex operating environment for service providers, which must offer multiple protocol management and expertise - and be able to transition legacy networks and systems to the leading edge without sacrificing current performance. Managing the transition is as important as managing the applications themselves."

         "As the industry leader in carrying IP traffic, AT&T understands the networking challenges and industry direction better than anyone," said Dorman. "We understand that customers will be drawn to the convenience, quality and control that VoIP can offer if migrated properly -- and we're on the verge of a VoIP revolution. AT&T - more so than others - has the skills, scope and scale to effectively build the VoIP utility."

         Concluding his remarks, Dorman said: "We are taking a balanced approach to utilizing our free cash flow - reducing debt, returning equity to shareholders and continuing to invest in the business. AT&T is well positioned for continued strong cash flows and long-term leadership and success," he said.

About AT&T
For more than 125 years, AT&T (NYSE "T") has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.

AT&T 'Safe Harbor'
The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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